UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2014

Fennec Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

001-32295
(Commission File Number)

British Columbia	20-0442384
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 636-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 3, 2014, Fennec Pharmaceuticals Inc. (the “Company” or “Fennec”), entered into subscription agreements in connection with a non-brokered private placement (the “Offering”) of 732,266 units for gross proceeds of US$2,196,798. Each unit (a “Unit”) was issued at a price of US$3.00 per Unit and consists of one common share of the Company (the “Common Shares”) and one half of a Common Share purchase warrant (each whole warrant, a “Warrant” and collectively, the “Warrants”). Each whole Warrant will entitle the holder thereof to purchase one Common Share of the Company during the exercise period (describe below) at a price equal to US$3.60 per whole Common Share. The exercise period for each Warrant terminates on the earlier of either (A) December 4, 2016 or (B) if at any time from the date of issue of the Warrants (i) the Common Shares trade on the Toronto Stock Exchange (the “TSX”) at a price greater than CDN$5.00 per Common Share (subject to customary adjustments) for at least 25 trading days within any 30 trading day period (the “Triggering Event”) and (ii) the Company elects to deliver a notice to the Warrant holders within 10 trading days of the Triggering Event, then the exercise period shall terminate on the day that is 30 days after such notice. The Warrants contain customary anti-dilution provisions, including adjustments upon the payment of a dividend in Common Shares; subdivision or combination of the Common Shares; or the issuance of rights, options or warrants to all or substantially all holders of the Common Shares. The current number of outstanding Common Shares of the Company after giving effect to the Offering is 10,592,708. The Offering was conducted in reliance on Regulation D and Regulation S under the Securities Act of 1933, as amended (the “Act”).

For Canadian securities law purposes, the securities issued in the Offering will be subject to a hold period, which will expire on April 4, 2015. For United States securities law purposes, the securities sold in the Offering have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. It is anticipated that the Company will use the proceeds of the Offering for general working capital purposes.

Item 3.02	Unregistered Sales of Equity Securities

See item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 5, 2014	Fennec Pharmaceuticals Inc.

	By:	/s/ Rostislav Raykov
Chief Executive Officer

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